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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation in this Amendment No. 1 to Form S-3 Registration Statement (No. 333-22229) of ShowBiz Pizza Time, Inc. of our report dated February 21, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph related to the change in the method of accounting for preopening expenses in 1994) on the consolidated financial statements, and of our report dated February 21, 1997, on financial statement schedule, both included in the Annual Report on Form 10-K of ShowBiz Pizza Time, Inc. for the year ended December 27, 1996 and in this Registration Statement. We also consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP


Dallas, Texas


March 18, 1997